AGREEMENT

AGREEEMENT, made this 1st day of October, 2005, in the City of Dallas, State of Texas, County of Dallas,

BETWEEN:

Brady & Paul Communications, Inc.

a Massachusetts corporation

with principal business offices located at

7 Orange Street

Newburyport, Massachusetts 01950

(hereafter “B&P”)

AND:

MPublishing, LLC

a Texas Limited Liability Company

with principal business offices located at

3538 Caruth Boulevard - Suite 200

Dallas, Texas 75225

(hereafter “M: Publishing”)

1.0

PREAMBLE

1.1

WHEREAS, M: Publishing has a confidential agreement with Montessori representatives, including but not limited to the American Montessori Society (AMS), and with BidGive International, Inc., to develop a new magazine, website, publicity and marketing materials to benefit and enhance Montessori education in the USA, Canada and elsewhere; and,

WHEREAS, B&P has professional expertise and experience in the development, design, marketing, promotion and editorial management of magazines and, in the magazine and publishing business generally; and,

WHEREAS, the Parties desire to work together to develop, design, implement, market, promote and publish an entirely new magazine publication, tentatively entitled “M: the Magazine for Montessori Families” (hereafter “the magazine”), folios, the magazine’s website and, related materials;

THEREFORE, this Agreement will set forth the terms and conditions, services, duties and remuneration agreed to, by which the Parties have agreed to undertake the performance of their obligations, each to the other, in consideration of the mutual promises herein contained and other good and valuable consideration, as follows:

2.0

OBLIGATIONS OF B&P

2.1

B&P will render timely professional assistance, marketing, design, printing and editorial advice and materials to M: Publishing and/or the magazine, as more fully described herein. In addition, B&P will render similar timely professional advice and assistance as regards the magazine’s website. B&P’s assistance with regard to the website will be limited to content and non-technical design.

2.2

B&P will render timely professional advice and assistance with the launch of the magazine. Without limitation, B&P will confer with M: Publishing, BidGive International and other key individuals, including but not limited to representatives of vendors and of Montessori, to assist with the editing, design, art direction and layout of the magazine and collateral materials. These collateral materials will include, but not be limited to the media kit, advertising contracts, billing forms, business cards, promotional materials, subscription materials, design and content elements for the website and the like. M: Publishing has already provided B&P with a draft media kit and some draft collateral materials.

2.3

B&P will render timely professional advice and assistance with development and implementation of a publishing strategy. Without limitation, B&P will confer with M: Publishing, BidGive International and other key individuals, including but not limited to representatives of vendors and of Montessori. B&P will draft a “Strategy Memo” with recommendations for the look, editorial attitude, packaging of the magazine, including sample contents for one year’s worth of issues. M: Publishing has already provided B&P with lists of proposed departments, proposed contents, a sample magazine cover, and the like, including information regarding an editorial approach as regards Montessori subject matter.

2.4

B&P will render timely professional advice and assistance in the design and creation of sample covers and inside pages of the magazine, including those to be used in the media kit, direct-mail materials, subscription materials, folios and website pages. All B&P assistance, advice, strategies, designs and materials are subject to M: Publishing, BidGive International and Montessori satisfaction and approval, in their sole discretion.

2.5

B&P will render timely professional advice and assistance in the design of the magazine and, oversee the creation of the premiere issue; presently scheduled for publication and distribution in January of 2006.

2.6

B&P will render timely professional advice and assistance, in cooperation and consultation with a designated Montessori content editor of the magazine, to assist and/or oversee production of the magazine for as long as B&P is entitled to receive monies under this Agreement, until the term of this Agreement is completed or, until otherwise terminated; whichever is later. In addition, John Brady will serve as (founding) Editor-in-Chief, Greg Paul will serve as (founding) Creative Director of the magazine and, both will be credited accordingly.

2.7

All reimbursable expenses must be approved by M: Publishing and/or BidGive International, in advance, in writing. Reimbursable expenses will include, but not be limited to, travel and production related costs.

3.0

REMUNERATION

3.1

B&P shall receive an initial cash payment of Seven Thousand Five Hundred ($7,500.00) Dollars.

3.2

Thereafter, B&P shall not be entitled to any cash payments (certain pre-approved reimbursable expenses excepted, which shall be accumulated and paid from revenues). Instead, beginning on the date first set forth above and ending on

December 31, 2006, B&P shall be entitled to receive Five (5%) Per Cent of the total monies collected and paid to AMS, less contract sales commissions, for advertising sales in the magazine.

3.3

Beginning in January of 2007, B&P shall be entitled to receive Ten (10%) Per Cent of the total monies collected and paid to AMS, less contract sales commissions, for advertising sales in the magazine.

3.4

B&P shall continue to be entitled to receive Ten (10%) Per cent of the total monies collected and paid to AMS, less contract sales commissions, for advertising sales in the magazine until such time as B&P has received a maximum of One Million ($1,000,000.00) Dollars.

[a]

In addition, B&P shall be entitled to receive Fifty ($0.50) Cents USD per paid United States magazine subscription. These monies shall be paid and credited towards the total maximum of One Million ($1,000,000.00) Dollars, payable to B&P under this Agreement.

[b]

In addition, B&P shall be entitled to receive Thirty ($0.30) Cents USD per paid Canadian magazine subscription. These monies shall be paid and credited towards the total maximum of One Million ($1,000,000.00)  Dollars, payable to B&P under this Agreement.

[c]

The payments per magazine subscription are based upon the initial yearly subscription fees of $49.95 USD per United States subscription and, $60.50 CSD per Canadian subscription.

[d]

Specifically excluded from any payments to B&P are subscriptions for which financial assistance or other subsidies are provided. Complimentary and promotional issues of the magazine are also excluded from computation of any monies payable to B&P. Only fully paid subscriptions are intended to be part of the computation herein.

[e]

The payments per magazine subscription to B&P may be adjusted downward if the subscription rates are also adjusted downward. The amount of the adjustment will be in the sole discretion of M: Publishing and/or BidGive International. The amount will not be adjusted upward.

3.5

B&P will be paid such sums as are due under this Agreement, monthly, on the fifteenth (15th) days of each month, following actual collection and regular computation of monies for each preceding month.

3.6

It is expressly understood and agreed that B&P is not immediately vested in the right to the total remuneration of One Million ($1,000,000.00) Dollars and, that the figure is based upon full good faith performance of all obligations going forward for a period of years. It is further understood that B&P’s agreement is dependent upon (and in some sense, subordinate to) M: Publishing’s agreement with BidGive International and/or Montessori continuing in full force and effect and, the continued publication of the magazine. The initial term of that agreement is five (5) years.

3.7

There is no guarantee or representation by M: Publishing or anyone that B&P will earn the full One Million ($1,000,000.00) Dollars. Should the magazine fail and/or cease publication, B&P will not be entitled to any compensation not already received by AMS and, due and payable at time of termination. The figure set forth in Paragraph 3.1, above, is chosen in consultation with B&P based upon a premium added to B&P’s own projections of what B&P would charge in cash as payment for services.

3.8

It is expressly understood that no other compensation whatsoever is intended.

3.9

It is expressly understood that B&P’s remuneration is limited to the agreed share of subscription revenue and the applicable percentage of the AMS share of print advertising revenues in the magazine and the folio, as set forth in Paragraphs 3.1 - 3.4, above. B&P has no claim on any other monies that may be paid to M: Publishing and/or AMS in connection with any other revenues earned by M: Publishing and/or AMS for other service(s) or in connection with the magazine or any other venture, whether or not related to the magazine.

4.0

TERM & TERMINATION

4.1

The term of this Agreement shall be two (2) years from the date set forth above and, shall automatically renew for an additional two (2) years, under the same terms, as long as there are funds outstanding to B&P and funds being received by M: Publishing and/or AMS for the subscription and magazine advertising sales revenue under the original underlying agreement between BidGive International, M: Publishing and the American Montessori Society.

[a]

Either party may terminate this Agreement upon ninety (90) days prior written notice to the other party. Nevertheless, B&P may not terminate this Agreement for a period of six (6) months from the date set forth above.

[b]

M: Publishing may terminate B&P upon fourteen (14) days written notice for failure to render timely professional advice and assistance or, for malfeasance, for cause or other breach of this Agreement.

4.2

This Agreement will terminate upon B&P having been paid a total of One Million ($1,000,000.00) Dollars. After that time, B&P will have the opportunity to continue their role in overseeing the implementation and publishing of the magazine, upon reaching a mutually satisfactory agreement with M: Publishing and/or BidGive International.

[a]

Notwithstanding the forgoing, unless otherwise terminated, the obligations of B&P under this Agreement will not cease or terminate before the expiration of the initial two (2) year term, regardless of whether or not B&P has received the entire One Million ($1,000,000.00) Dollars. For example, should B&P earn the entire One Million ($1,000,000.00) Dollars in the first year, B&P would still be obligated to render services for the remainder of the initial two (2) year term.

4.3

This Agreement will terminate upon the termination of M: Publishing’s agreement with BidGive International, as regards BidGive’s management of advertising sales and marketing of the magazine.

4.4

Upon any imminent termination of the instant Agreement, B&P will enter into good faith negotiations with M: Publishing to continue B&P’s services to the magazine on such terms as may be mutually satisfactory to the Parties.

4.5

Unless otherwise agreed in writing, termination will not affect the obligations under Paragraph 5.0, below, which obligations shall survive termination for the term of five (5) years from date of termination. In the case of proprietary information, the non-disclosure provisions shall be permanent. Any breach shall result in irreparable harm to M: Publishing and/or BidGive International such that injunctive relief is expressly agreed to and will be deemed appropriate by a court of competent jurisdiction, together with an award to M: Publishing and/or BidGive International of all costs therefore, including reasonable attorneys’ fees.

4.6

Upon termination, B&P shall deliver M: Publishing and/or BidGive International, within seven (7) days, all Work (see Paragraph 8.0, et. seq., below) in B&P’s possession, custody or control, including but not limited to all materials, designs, documents, disks, computer files and copies of same and, all other items relating to the magazine or Work performed pursuant to this Agreement and information related thereto. Any computer files remaining in B&P’s possession are to be deleted and are hereby represented to have been so deleted within seven (7) days of termination.

5.0

NON-COMPETITON / NON-CIRCUMVENTION / NON-DISCLOSURE /

NON-SOLICITATION

5.1

This provision, 5.0, et. seq., shall apply to any and all entities owned or controlled by B&P and/or its principals, directly or indirectly, or with whom they are associated. B&P, their agents, servants, employees and/or their associates will not, directly or indirectly, circumvent or attempt to circumvent M: Publishing and/or BidGive International in any pending or future transaction.  The parties will, to the best of their abilities, assure one another that the original transaction’s norms and rules as established will not be altered or changed.

5.2

Unless otherwise agreed, B&P acknowledges that any and all information, including but not limited to names, addresses, telex numbers, fax numbers, telephone numbers, e-mail addresses, bank information, codes, references, school lists, other lists, confidential information, proprietary information, trade secrets, business plans, methods of operations, price lists and customer lists, know-how, sales, marketing, operations, marketing plans and strategies, pricing policies, accounts, business, finances or financial information of M: Publishing , BidGive International and/or the magazine, or other information provided in connection with the magazine or work related to the magazine, shall be presumed to be confidential, proprietary and shared on a ‘need to know’ basis only with those subject to a like Non-Circumvention or Non-Disclosure Agreement.

[a]

B&P agrees that all such Information is proprietary and confidential information belonging solely and exclusively to M: Publishing, BidGive International and/or Montessori, respectively, and shall be used by B&P only in the performance of its services hereunder.

5.3

B&P agrees not to circumvent M: Publishing and/or BidGive International, directly or indirectly, to avoid payment of fees or commissions in any transaction with any individual or entity, in conjunction with the magazine, work related to the magazine or otherwise. B&P further agrees not to attempt to circumvent this agreement in an attempt to deprive M: Publishing and/or BidGive International of any fees, commissions or of any other remuneration.

5.4

In regards to the above, it is understood that all documents and conversations relating to the magazine, work related to the magazine or otherwise, shall be deemed strictly confidential and only information which is readily available and in the public domain is excluded from this Agreement. Therefore, it is hereby agreed that any confidential or proprietary information provided relating to M: Publishing and/or BidGive International’s business plans, clients, intellectual property, know-how or other strategies, shall not be disclosed to any third party, absent the written consent of M: Publishing and/or BidGive International. Nor shall any such information be used for the benefit of the undersigned B&P and/or its principals, directly or indirectly, or with whom they are associated, without written consent of M: Publishing and/or BidGive International.

5.5

B&P will not, during the term of this Agreement or for a period of five (5) years after termination of this Agreement, directly or indirectly, for itself or any other person or entity, call upon, solicit or attempt to solicit, divert or attempt to divert, take away any client, customer, business or prospective customer of M: Publishing and/or BidGive International throughout the term of this Agreement and, otherwise in existence at the time of the termination of this Agreement.

[a]

“Prospective Customer” shall include those customers being actively solicited by M: Publishing and/or BidGive International throughout the term of the Agreement and at the time of termination of said Agreement.

[b]

“Customer” and/or “Client” includes, but is not limited to, any and all individuals and/or entities approached and solicited for business or, listed for approach and solicitation of business (whether or not yet actually approached and solicited) and/or, those for whom a bid or purchase order was prepared and submitted, whether or not the bid or purchase order was accepted and/or resulted in a contract and. Whether or not B&P worked on the project relating to said customer or client.

6.0

ASSIGNMENT

6.1

B&P may not assign and/or transfer, by sale or other means, any rights and obligations, in part or in their entirety, under this Agreement to any person, firm or corporation, without the prior written consent of M: Publishing and/or BidGive International, which consent may be withheld in M: Publishing  and/or BidGive International’s sole discretion. Any other attempted assignment of this Agreement by B&P will be void. The prohibition against Assignment contained herein does not apply to contract production assistance obtained by B&P, the reimbursable costs for which must be approved in advance by M: Publishing and/or BidGive International. Nevertheless, any outside individuals and/or entities utilized by B&P are subject to the direct supervision of B&P and subject to all provisions of Paragraphs 5.0, 8.0, and 9.0, et. seq., respectively, as set forth herein.

7.0

SEVERABILITY OF CLAUSES CONTAINED HEREIN

7.1

Any section or clause of this agreement that is deemed by a court of competent jurisdiction to be unenforceable or non-binding shall not have any effect on any of the remaining sections or clauses of this agreement.  Likewise, if any section(s) or clause(s) of this agreement is found to be in violation of any state or federal regulations that section or clause will be stricken and only those remaining sections or clauses not in violation will be enforceable and binding. Any invalid provision shall be subject to partial enforcement to the extent necessary to protect the interests of the parties.

8.0

WORK FOR HIRE - DISCLOSURES

8.1

B&P expressly agrees that all Work done for M: Publishing, BidGive International and/or the magazine, without exclusion or limitation, pursuant to this Agreement are and shall be “work for hire” such that all Work is and becomes the sole and exclusive property (intellectual property) of M: Publishing, BidGive International, and/or Montessori, respectively (in BidGive’s sole discretion).

8.2

B&P hereby formally assigns all right, title and interest, in any and all Work produced for M: Publishing pursuant to this Agreement, to M: Publishing (or BidGive International, in M: Publishing’s sole discretion); and, further agrees to execute such other documents as may be necessary including, but not limited to, signing of patent, copyright and trademark applications, oaths and assignments in favor of M: Publishing, BidGive International and/or Montessori (in BidGive’s sole discretion) relating to any such Work, in the United States and/or in any foreign country..

8.3

B&P agrees to make written disclosure promptly to M: Publishing, without exclusion or limitation, of all original works, designs, inventions, improvements or discoveries made or conceived or actually or constructively reduced to writing and/or practice during the term of this Agreement, whether solely or jointly with others, which refer to or are suggested by or result from any Work which B&P may perform or undertake pursuant to this Agreement or from any Information obtained by B&P in any discussions or meetings with servants, agents or employees of M: Publishing (including servants, agents or employees of Montessori and/or the magazine).

8.4

The provisions of paragraph 8.0, et. seq., above, shall survive any termination of this Agreement. Any breach shall result in irreparable harm to M: Publishing, BidGive International and/or Montessori such that injunctive relief is expressly agreed to and will be deemed appropriate by a court of competent jurisdiction, together with an award to M: Publishing, BidGive International and/or Montessori of all costs therefore, including reasonable attorneys’ fees

9.0

WARRANTIES – REPRESENTIONS – INDEMNIFICATIONS

9.1

The parties represent that they have the full power and authority to enter into this Agreement. The parties represent that they are not violating any other Non-Competition, Non-Circumvention, Non-Disclosure, Non-Solicitation, Confidentiality or other agreement by entering into this Agreement nor, in their performance under the terms of the Agreement. The parties hereby indemnify the other for any breach of this representation, which indemnification shall include any and all costs, expenses, legal fees (including attorneys’ fees), judgment, interest and penalties arising from or in connection with any claim, hearing, judgment or appeal in connection therewith.

9.2

The Parties understand and acknowledge that this Agreement will be adopted by a new entity and, remuneration payable to B&P shall become the obligation of a new entity to be known as MPublishing, LLC, rather than BidGive individually.

9.2

Any notices to be given by either party to the other party may be effected by registered or certified mail, postage prepaid with return receipt required, addressed to the address which appears in the introductory paragraph, above, until a change of address is given, in writing, in accordance herewith.

[a] Notices to Brady & Paul Communications, Inc. shall be made to:

John Brady Brady & Paul Communications, Inc. 7 Orange Street Newburyport, Massachusetts 01950

[b] Notices to MPublishing, LLC, shall be made to:

c/o Jim Walker, President BidGive International, Inc. 3538 Caruth Boulevard - Suite 200 Dallas, Texas 75225

and,

Managing Director MPublishing, LLC 281 Park Avenue South New York, NY 10010
and
Publisher MPublishing, LLC 3 Werner Way - Suite 300 Lebanon, New Jersey 08833

9.3

Notwithstanding anything contained herein, this Agreement is not intended nor shall it be deemed to create a partnership, joint venture, agency or any other business relationship which might authorize one party to act for or in the name of the other party or, to create any liability or obligation on behalf of the other party.

Nor shall anything contained herein create a partnership, joint venture, agency or any other business relationship which might authorize B&P to act for or in the name of Montessori, AMS, M: Publishing, BidGive International, the magazine or, to create any liability or obligation on behalf of same. Each party hereto is, and is to remain, completely independent and separate from the other party, unless otherwise agreed in writing.  Each party is solely liable for their own taxes in connection with any fees paid or remuneration received in connection with this Agreement.

[a]

At all times hereto, B&P shall be deemed to be an independent contractor. B&P is not and will not be eligible for any employee benefits from M: Publishing, the magazine, BidGive International, AMS and/or Montessori, nor shall anything be construed to create an employer – employee relationship. Each party hereto is, and is to remain, completely independent and separate from the other party, unless otherwise agreed in writing.

9.4

A waiver of a breach of any term or condition of this Agreement will not constitute a waiver of any other breach of the same term or condition or, any other term or condition. Waivers must be in writing to be enforceable.

9.5

The captions and section headings of this Agreement are for convenience and reference only and shall not be used to interpret this Agreement.

9.6

This Agreement may only be amended or modified by written agreement signed by the parties.

9.5

This instrument constitutes the entire Agreement between the parties and nothing else is implied or promised.  It is binding on the respective heirs, executors, administrators, successors and assigns of the parties hereto.  This Agreement shall be governed by the laws of the State of Delaware.

WITNESS OUR HANDS AND SEALS ON THE DATE FIRST SET FORTH ABOVE

/s/ John Brady         ________ [L.S.]

/s/ Jim Walker ________ [L.S.]

Brady & Paul Communications, Inc.

MPublishing, LLC

authorized signature by:

authorized signature by:

John Brady, President

Jim Walker, Manager

ACKNOWLEDGED, ACCEPTED AND APPROVED BY AMS:

/s/ Richard Ungerer _______[L.S.]

American Montessori Society

authorized signature by:

Richard Ungerer, Executive Director